UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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TESLA, INC.

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On June 23, 2022, Tesla, Inc. published the below pages on its website at www.tesla.com/2022shareholdermeeting and www.tesla.com/2022-meeting-terms:

2020 Annual Meeting of Stockholders and Battery Day Tuesday, September 22, 2020 at 1:30 PM Pacific Time 2020 Annual Meeting of Stockholders and Battery Day Tuesday, September 22, 2020 at 1:30 PM Pacific Time Tesla’s  2020  Annual  Meeting  of  Stockholders  will  be  held  on  Tuesday,  September  22,  2020,  at    1:30  PM  Pacific  Time.  Immediately following  the  conclusion  of  the  2020  Annual  Meeting,  we  will  hold  our  separate Battery Day event.  Live  video  webcasts  of  both  events  will  be  accessible to  the general  public  below.

Livestream    Virtual Meeting    To accommodate ongoing public health requirements and travel considerations, we are also  providing any stockholder as of July 31, 2020 the means to join the 2020 Annual Meeting  virtually at www.meetingcenter.io/234436330. The virtual meeting will feature the same live  video webcasts accessible to the general public above, plus the option to submit votes and  written comments on meeting agenda items. In order to join the virtual meeting, you will  need the password, which is tsla2020, and a 15-digit secure “control number” unique to you,  which you may obtain as follows:     If you are a “stockholder of record” with shares registered directly in your name with our  transfer agent, Computershare Trust Company (a minority of Tesla stockholders), you can  find the control number on the Notice of Internet Availability or paper proxy card that was  sent to you (please check that it is for the meeting as scheduled for September 22, 2020,  NOT as previously scheduled for July 7, 2020).  If you are a “beneficial owner” and hold shares through a broker, bank or other  organization (the vast majority of Tesla stockholders), you will have to register in advance  to obtain a control number. Please ask your broker, bank or organization for a “legal  proxy” for the 2020 Annual Meeting and submit a copy of it from your e-mail address with  “Legal Proxy” in the subject line to legalproxy@computershare.com. If your request is  received no later than 2:00 PM Pacific Time on September 17, 2020, you will receive a  confirmation e-mail with your control number.  Limited  In-Person  Events    In addition, we expect to accommodate a very limited number of stockholders in-person at  the 2020 Annual Meeting and the Battery Day event due to mandated restrictions on the size  of in-person gatherings. Both events will be held at:

Tesla,  Inc.  901  Page A Fremont,  CA  94538    We are excited  to  be able to  host  attendees  in  Terms    1.  Participation. Tesla will conduct a random drawing to determine its stockholders’ eligibility  to attend its 2020 Annual Meeting and separate Battery Day event in person. The drawing will  be held strictly in accordance with these 2020 Annual Meeting & Battery Day Drawing Terms  (“Terms”), and no exceptions will be made. Participation is voluntary and does not create a  legal partnership, agency, or other relationship between an applicant and Tesla. Entries must  be made by Friday, August 28, 2020 at 11:59 PM Pacific Time. Incomplete applications or  attempted applications by means other than through the online application form will not be  considered.  NO PURCHASE OR PAYMENT OF ANY KIND IS NECESSARY TO APPLY OR BE SELECTED. A  PURCHASE OR PAYMENT WILL NOT INCREASE AN APPLICANT’S CHANCES OF BEING  SELECTED. DRAWING IS VOID WHERE PROHIBITED BY APPLICABLE LAW.    By participating in the drawing, each applicant certifies that such applicant is of the legal age  of majority in the jurisdiction in which such applicant resides (at least 18 years of age in many  countries) and such applicant represents that such applicant is a stockholder and is legally  permitted to participate.    2.  Eligibility. Each applicant will be required to submit proper evidence of stock ownership as  of July 31, 2020, which must be one of the following and must show the name of the  stockholder:  For “stockholders of record” on July 31, 2020,     a “Notice of Internet Availability” or paper proxy card that was sent to the stockholder  (please check that it is for the meeting as scheduled for September 22, 2020, NOT as  previously scheduled for July 7, 2020); or  a statement of ownership from Tesla’s transfer agent, Computershare, confirming stock  ownership as of July 31, 2020.  For “beneficial owners” on July 31, 2020, a notice regarding the 2020 Annual Meeting received from the broker, bank or other  organization through which shares were held (please check that it is for the meeting as  scheduled for September 22, 2020, NOT as previously scheduled for July 7, 2020); or  a “legal proxy” document from such organization indicating the stockholder’s authority to  vote the shares at the 2020 Annual Meeting (please check that it is for the meeting as  scheduled for September 22, 2020, NOT as previously scheduled for July 7, 2020); or  a statement or letter from such organization confirming stock ownership as of July 31,  2020.  If selected, an applicant will be asked to submit a copy of valid government-issued  identification and, where applicable, proof of address for such applicant. If the applicant is the  stockholder and is a natural person, the name shown on such identification must match the  name shown on the submitted evidence of stock ownership, as well as the name on the  application. If the applicant represents a stockholder that is an entity, such applicant will also  be asked to submit acceptable evidence of such applicant’s legal ability to represent the  stockholder, which must match the name shown on such identification. Acceptable  government-issuedidentification must, at a minimum, include the applicant’s current photo, full  name, address or place of birth, identification number, and date of birth. If a selected applicant  cannot satisfy these requirements in a timely manner, the selection will be forfeited.    THERE IS A MAXIMUM OF ONE APPLICATION PER STOCKHOLDER. TESLA WILL SCREEN  FOR MULTIPLE APPLICATIONS BY OR ON BEHALF OF THE SAME STOCKHOLDER  (INCLUDING REPRESENTATIVES OF THE SAME STOCKHOLDER ENTITY), AND ALL  IDENTIFIED MULTIPLE APPLICATIONS BY OR ON BEHALF OF A STOCKHOLDER WILL BE  DISQUALIFIED.    3.  Guests. Each application is personal to the applicant submitting it. If an applicant is  selected, under no circumstances will a spouse, domestic partner, child, or other family  member or guest of such applicant (including a joint owner of shares) be admitted to the  events unless such other person has separately applied for the drawing in his or her capacity  as a stockholder and been selected. If the stockholder is an entity, only its legal representative  who applies for and is selected in the drawing will be eligible for admission.  4.  General Conditions. All determinations by Tesla with respect to the drawing or any  applicant’s eligibility will be final. Tesla, in its sole discretion, will determine the validity of each  application. If Tesla determines or believes that any application is fraudulent, illegitimate or  invalid, or that any applicant has failed to comply with or has violated any provision of these  Terms, Tesla will have the right in its discretion to disqualify any affected applicant(s).  Tesla reserves the right to modify these procedures or whether and how the in-person portion  of the events will be held in its sole discretion. Tesla may be required to or choose to further  change the date, time, location and/or format of the events. Irrespective of changes in  schedule, government travel restrictions or other foreseeable and unforeseeable events,  Tesla will not be responsible for any travel or lodging arrangements made or other expenses  incurred in anticipation or furtherance of attending the events in person.

INVITATIONS TO ATTEND THE EVENTS ARE NOT TRANSFERABLE AND ANY ATTEMPT TO  TRANSFER AN INVITATION TO ANY OTHER PERSON WILL BE VOID AND WILL RESULT IN  SUCH INVITATION BEING RESCINDED.    5.  Release and Limitations. By participating in this drawing, and to the extent there are any  media recordings (photograph/video) of the event, each applicant authorizes and releases  Tesla, or its respective licensees, affiliates, successors, and assignees the right, where  permitted by law, without any further notice, review or consent to print, publish, broadcast,  distribute, and use, worldwide in any media now known or hereafter in perpetuity and on a  worldwide basis, the photographs, images or video shared or captured with or on behalf of  Tesla, including, without limitation, the content of media including subjects captured,  associated content, voice, likeness, image or statements, as well as metadata information for  any purpose including but not limited to news, publicity, advertising, public relations, or other  promotional purposes without any expectation of compensation or remuneration now or in the  future.  Each applicant also agrees that Tesla will have no liability for, and shall be held harmless by  such applicant against, any liability for any injuries, losses or damages of any kind to persons,  including personal injury or death, or property resulting in whole or in part, directly or  indirectly, from acceptance, or participation in this drawing, or any claims based on publicity  rights, defamation or invasion of privacy. The released parties are not responsible if any  eligibility is revoked due to cancellations, delays, or interruptions due to acts of God, acts of  war, natural disasters, weather, or terrorism.    6.  Notification of Selection. Each selected applicant will be notified by direct email using the  email address provided during the application. Each selected applicant must respond to the  direct email message within forty-eight (48) hours after the direct email message is sent. If  such selected applicant does not respond to the direct email message with a submission of  legible and complete copy of any additional proper evidence demonstrating eligibility to  attend this event as described in Section 2, such selected applicant may be disqualified, and  Tesla reserves the right to select an alternative applicant at random.  7.  Conduct. By participating in this drawing, each applicant agrees in advance, if selected, to  conduct himself or herself at the events in a responsible, professional and courteous manner,  free from disruptive behavior, including foul language and obscene gestures (as well as any  obscene or indecent messages on signs or clothing). Each selected applicant will further  comply with local California public health authority requirements, requests from Tesla staff  regarding safety and any changes to operations and/or emergency response procedures. Any  lack of adherence to this code of conduct may result in permanent disqualification from future  Tesla events, as well as potential violation of local ordinances resulting in possible arrest and  prosecution.  8.  Governing Law. Any litigation or dispute resolution between the applicant and Tesla arising  out of or relating to these Terms, will take place in the Northern District of California, and each  applicant and Tesla hereby consent to the personal jurisdiction of and exclusive venue in the  state and federal courts within that District with respect to any such litigation or dispute  resolution. This Agreement will be governed by and construed in accordance with the laws of

the United States and the State of California, except that body of California law concerning  conflicts of law.    9.  Privacy. Each applicant applying for a chance to attend the events in-person acknowledges  and understands that the application information submitted may be stored and processed in  any country which Tesla has facilities or in which Tesla engages service providers. Those  countries may not have the same data protection laws as the country in which an applicant  initially provided that information. When Tesla transfers information from or about an applicant  to other countries, Tesla will protect it as described in Tesla's Privacy Notice. By submitting  your application, or otherwise providing information to Tesla, each applicant consents to the  transfer of information from or about such applicant to countries outside of such applicant’s  country of residence, including the United States. Applicant information will not be used for  marketing, and processed and retained only for the purposes described herein, and in  accordance with Tesla's Privacy Notice.